Exhibit 99.1

Progenics Pharmaceuticals Announces Positive Topline Results from Registrational Phase 2b Trial of AZEDRA®

- Novel, targeted radiotherapeutic for malignant and/or recurrent pheochromocytoma and paraganglioma –

- Study achieves primary endpoint -

- Secondary endpoint shows favorable tumor response to therapy -

- Company to submit NDA in mid-2017 -

-Conference call at 8:30 Eastern Time today -

NEW YORK, March 30, 2017 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX), an oncology company developing innovative medicines and other products for targeting and treating cancer, today announced that the Company’s registrational Phase 2b trial of its novel radiotherapeutic candidate, AZEDRA® (iobenguane I 131) Injection, has achieved its primary endpoint. The open-label, multi-center study was conducted under a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). The trial was designed to evaluate the efficacy and safety of AZEDRA in patients with malignant and/or recurrent pheochromocytoma or paraganglioma, which are rare neuroendocrine tumors. There are currently no approved therapeutics in the U.S. for the treatment of malignant and/or recurrent pheochromocytoma or paraganglioma. AZEDRA has received Breakthrough Therapy, Orphan Drug and Fast Track designations from the FDA.

The study met the primary endpoint evaluating the proportion of patients who achieved a 50% or greater reduction of all antihypertensive medication for at least six months. Under the study protocol, the primary endpoint is achieved if the lower limit of the two-sided 95% confidence interval was above 10%.

In the trial, 17 (25%) of the 68 evaluable patients experienced a 50% or greater reduction of all antihypertensive medication for at least 6 months. The lower limit of the 95% confidence interval was 16.15%, thus meeting the primary endpoint. The upper limit of the 95% confidence interval was 36.52%.

Progenics also reported favorable data from a key secondary endpoint, the proportion of patients with overall tumor response as measured by Response Evaluation Criteria In Solid Tumors (RECIST) criteria. In this highly pre-treated patient population, 92.2% of patients who received at least one AZEDRA therapeutic dose achieved partial response or stable disease.

“The positive data from this trial are clinically meaningful and provide compelling evidence for the use of AZEDRA to treat malignant and/or recurrent pheochromocytoma and paraganglioma,” said Dr. Daniel Pryma, Associate Professor of Radiology & Radiation Oncology and Chief, Division of Nuclear Medicine & Clinical Molecular Imaging at the Perelman School of Medicine at the University of Pennsylvania, the trial’s lead investigator. “Without any approved therapeutics in the U.S. for these rare and devastating life-threatening tumors, patients face a poor prognosis and few options. The tumor response data, in particular for the patients that received two doses, along with the adverse event profile from this trial, suggest that AZEDRA has the potential to be a true breakthrough in addressing these difficult-to-treat patients.”

Phase 2b Trial Topline Results

The Phase 2b open-label trial was designed to evaluate the efficacy and safety of two therapeutic doses of AZEDRA administered three months apart to patients with malignant relapsed/refractory pheochromocytoma or paraganglioma.

Primary Endpoint: Reduction in Antihypertensive Medications

Under the study protocol, the primary endpoint is achieved if the lower limit of the two-sided 95% confidence interval was above 10%. In order to achieve this primary endpoint, a minimum of 12 of the total 68 evaluable patients must have a 50% or greater reduction of all antihypertensive medication for at least 6 months. As shown in the table below, 17 patients responded, giving a lower limit of the 95% confidence interval of 16.15%, thus meeting the primary endpoint.

	Responders (%)	Lower bound of Confidence Interval	Upper bound of Confidence Interval
Overall (n=68)	17 (25%)	16.15%	36.52%
Two Doses (n=50)	16 (32%)	20.70%	45.87%
One Dose (n=18)	1 (5.6%)	0.0%	27.65%

Secondary Endpoint: Overall Tumor Response Assessment per RECIST Criteria

Best response over 12 months after first therapeutic dose

	Complete Response	Partial Response	Stable Disease	Progressive Disease	Unable to Evaluate
Overall (n=64*)	0%	23.4%	68.8%	4.7%	3.1%
2 doses (n=50)	0%	30.0%	68.0%	2.0%	0%
1 dose (n=14)	0%	0%	71.4%	14.3%	14.3%

*4 patients did not have follow-up scans

AZEDRA was generally well tolerated. The most common treatment emergent adverse events were nausea, thrombocytopenia, anemia, fatigue, leukopenia, and neutropenia. These events are consistent with those observed in prior AZEDRA studies.

“We intend to move quickly to complete our New Drug Application submission by mid-2017, as these topline results underscore the potential of AZEDRA in this ultra-orphan indication,” said Mark Baker, Chief Executive Officer of Progenics. “We are grateful to the patients and investigators who participated in this trial, and are committed to bringing a new treatment option to this rare cancer population.”

Progenics plans to present additional data from this trial at a medical meeting in the second half of 2017.

Conference Call and Webcast

Progenics will further review these topline results from the registrational Phase 2b trial of AZEDRA® in a conference call today at 8:30 a.m. ET. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 99400682. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

About AZEDRA®

AZEDRA® (iobenguane I 131) injection, a radiotherapeutic product candidate in development as a treatment for malignant and/or recurrent pheochromocytoma and paraganglioma, rare tumors found in the adrenal glands and outside of the adrenal glands, respectively. AZEDRA has been granted Breakthrough Therapy and Orphan Drug designations, as well as Fast Track status in the U.S. Under a SPA agreement with the U.S. Food and Drug Administration (FDA), a Phase 2 registrational study has been completed in patients with malignant and/or recurrent pheochromocytoma and paraganglioma. There are currently no FDA-approved therapies for the treatment of these ultra-orphan diseases.

About Pheochromocytoma and Paraganglioma

Pheochromocytoma and paraganglioma are rare neuroendocrine tumors that arise from cells of the sympathetic nervous system. When pheochromocytomas are located outside the adrenal glands, they are called paragangliomas. Standard treatment options for these tumors include surgery, palliative therapy and symptom management. Pheochromocytoma and paraganglioma tumors frequently secret high levels of hormones that can lead to life threatening hypertension, heart failure, and stroke in these patients. Malignant and recurrent pheochromocytoma and paraganglioma may result in unresectable disease with a poor prognosis, representing a significant management challenge with very limited treatment options and no approved anti-tumor therapies.

About Progenics

Progenics Pharmaceuticals, Inc. develops innovative medicines and other technologies to target and treat cancer. The Company's pipeline includes: 1) therapeutic agents designed to precisely target cancer (AZEDRA® and 1095), 2) PSMA-targeted imaging agents for prostate cancer (1404 and PyLTM), and 3) imaging analysis tools. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as our collaboration with Valeant on the RELISTOR oral formulation and the Phase 3 clinical program for 1404; our ability to successfully integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

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Contact:

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com